Exhibit 10.1

FIRST AMENDMENT TO OFFICE LEASE

RIO TECH PARK

This FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is made and entered into as of November 12, 2014 (“Effective Date”) by and between BSREP RIO ROBLES LLC, a Delaware limited liability company (“Landlord”), and IMMERSION CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. Landlord (as successor-in-interest to Carr NP Properties, L.L.C., a Delaware limited liability company) and Tenant are parties to that certain Office Lease, dated as of September 15, 2011 (“Lease”), pursuant to which Landlord currently leases to Tenant, and Tenant currently leases from Landlord, that certain building (in its entirety), containing approximately thirty-two thousand eight hundred eighty-one (32,881) rentable square feet, commonly known as 30 Rio Robles Drive, San Jose, California (“Original Premises” or “30 Rio Robles Building”).

B. Landlord and Tenant desire to relocate Tenant’s premises from the Original Premises to that certain building located within the Project (as defined in Section 2.4 of the Basic Lease Information set forth in the Lease), consisting of approximately forty-one thousand seven hundred seventy-two (41,772) rentable square feet, and commonly known as 50 Rio Robles Drive, San Jose, California (“New Premises” or “50 Rio Robles Building”), subject to the terms and conditions of this First Amendment.

C. The Lease expires by its terms on December 31, 2016 (“Original Premises Expiration Date”).

D. Landlord and Tenant desire to amend the Lease to set forth the terms and conditions upon which (A) Tenant will (i) vacate and surrender the Original Premises and (ii) lease the New Premises and (B) the term of the Lease shall be extended.

E. Capitalized terms used in this First Amendment shall have the same meaning ascribed to such terms in the Lease, unless otherwise defined in this First Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto amend, modify and supplement the Lease as follows:

1. Lease of New Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the entire 50 Rio Robles Building, which 50 Rio Robles Building is more particularly shown on the site plan attached as Exhibit A hereto. Except to the extent otherwise expressly provided in this First Amendment, from and after the date the Lease terminates as to the Original Premises in accordance with Section 7 below, the term “Premises,” as used in the Lease, shall be deemed to refer to the New Premises, and the term “Building,” as used in the Lease, shall be deemed to refer to the 50 Rio Robles Building.

Landlord and Tenant hereby agree and acknowledge that any statement of rentable square footage set forth in this First Amendment, or that may have been used in calculating any of the economic terms hereof, is an approximation which Landlord and Tenant agree is reasonable and conclusive and binding upon the parties. In furtherance of the preceding sentence, but without limiting the generality thereof, Landlord and Tenant hereby agree and acknowledge that no economic terms based upon such approximated square footage shall be subject to revision regardless of whether any future or differing measurements are consistent or inconsistent therewith, and irrespective of whether the actual rentable square footage is more or less.

2. Landlord Work; Construction Period; New Premises Lease Term.

(a) Landlord Work; Delivery Date. Landlord shall use commercially reasonable efforts to deliver possession of the New Premises to Tenant for the construction of the Tenant Improvement Work (as defined in the Work Letter Agreement attached hereto as Exhibit B (“Work Letter”)) and complete the Landlord Work (as defined in the Work Letter) as soon as reasonably practicable after the Effective Date, with such delivery scheduled to occur on or before February 1, 2015 (“Scheduled Delivery Date”). If Landlord is unable to deliver possession of the New Premises to Tenant and complete the Landlord Work on or before the Scheduled Delivery Date, or any other date, Landlord shall not be subject to any liability therefor, and, except as otherwise expressly provided in the following grammatical paragraph of this Section 2(a) below, such failure shall not affect the validity of the Lease and/or this First Amendment or the obligations of Tenant thereunder and/or hereunder. The delivery date (“Delivery Date”) shall be the latest of (i) the date that the Landlord Work has progressed to such a point that Tenant is able to perform the Tenant Improvement Work in the New Premises in accordance with the terms and conditions of the Work Letter without interference or delay caused by Landlord’s performance of the Landlord Work and Landlord actually delivers possession of the New Premises to Tenant for the construction of the Tenant Improvement Work, and (ii) the date that Tenant receives a fully executed SNDA (as hereinafter defined) in accordance with Section 15 below; provided, that this condition is for Tenant’s benefit only, and Tenant may, at Tenant’s election, permit the Delivery Date to occur without having received the SNDA and without waiving its First Amendment Termination Right (defined below).

Notwithstanding anything to the contrary contained herein, if (and only if) the Delivery Date shall not have occurred on or before March 1, 2015 (the “Outside Delivery Date”), then (and only then), Tenant may elect, as Tenant’s sole and exclusive remedy as a result thereof, to terminate this First Amendment (“First Amendment Termination Right”) as of such Outside Delivery Date; provided, however, that if the Delivery Date shall not have occurred on or before the Outside Delivery Date as a result of “Force Majeure” (as defined in Section 25.2 of the Lease), then the Outside Delivery Date shall be extended by one (1) day for each day that the Delivery Date is delayed as a result of such Force Majeure events up to a maximum extension of ninety (90) days. Landlord shall notify Tenant in writing of the occurrence of any Force Majeure event within five (5) business days after Landlord’s actual knowledge of the occurrence of such event. If Tenant elects to terminate this Lease, (x) this First Amendment shall be deemed null and void and of no further force and effect, (y) the Lease shall remain unmodified and in full force and effect (and expire on the Original Premises Expiration Date), and (z) the parties hereto shall thereafter have no further rights or obligations under this First Amendment (excepting those which expressly survive the expiration or earlier termination of this First Amendment). Subject to the terms and conditions of this grammatical paragraph, Tenant may exercise the First Amendment Termination Right by giving Landlord written notice of Tenant’s election to terminate this First Amendment on or before the date that is ten (10) business days after the Outside Delivery Date (as the same may have been adjusted due to Force Majeure delays) (“Tenant First Amendment Termination Notice”); provided, however, that, notwithstanding (1) Tenant’s delivery of such Tenant First Amendment Termination Notice, and/or (2) anything else to the contrary contained in this First Amendment, if the actual Delivery Date occurs on or before the date that is thirty (30) days after Landlord’s receipt of such Tenant First Amendment Termination Notice, then such Tenant First Amendment Termination Notice shall for all purposes be deemed null and void ab initio, and this First Amendment shall remain in full force and effect. Tenant’s failure to deliver a Tenant First Amendment Termination Notice on or before the date that is ten (10) business days after the Outside Delivery Date (as the same may have been adjusted due to Force Majeure delays) shall be conclusively deemed to be Tenant’s waiver of the First Amendment Termination Right.

(b) Space Planning, Pre-Delivery Date Tenant Construction Work. Subject to safety, security and other reasonable considerations, (A) following Tenant’s written request, Landlord shall use commercially reasonable efforts to grant Tenant access to the New Premises from time to time during the period commencing with the Effective Date and expiring on the Delivery Date (such period being the “New Premises Space Planning Period”) for the sole purpose of allowing Tenant to conduct walk-throughs, inspections, field verifications and other similar space-planning activities and (B) if the Tenant Construction Date (as defined in this Section 2(b) below) shall have occurred prior to the Delivery Date, following Landlord’s receipt of Tenant’s written request, Landlord shall use commercially reasonable efforts to grant the Contractor (as defined in Section 3.1.1 of the Work Letter) access to the New Premises for the sole purpose of performing such construction work as Tenant may deem necessary or desirable in connection with the performance of the Tenant Improvement Work (any such work being the “Pre-Delivery Date Construction Work”); provided, however, that such Pre-Delivery Date Construction Work shall in no event interfere with, delay and/or otherwise impair the performance of the Landlord Work (as determined by Landlord, in Landlord’s reasonable discretion) (any such period being the “Pre-Delivery Date Construction Period”). Tenant shall not be obligated to pay New Premises Base Rent (or Tenant’s Share of Direct Expenses and/or pay for any Utility Services with respect to the New Premises) during the New Premises Space Planning Period (and, if Tenant performs any Pre-Delivery Date Construction Work, Tenant shall only be obligated to pay for Utility Services used for such Pre-Delivery Date Construction Work), but any entry upon the New Premises during such New Premises Space Planning Period and/or Pre-Delivery Date Construction Period shall otherwise be subject to all of the terms and conditions of the Lease (as amended by this First Amendment). Tenant hereby agrees and acknowledges that, due to safety, security and other reasonable considerations, Tenant may not have access to the entire New Premises during the entire New Premises Space Planning Period and/or Pre-Delivery Date Construction Period; provided, however, that Landlord and Tenant shall reasonably cooperate with each other to afford Tenant as much access during such New Premises Space Planning Period and/or Pre-Delivery Date Construction Period (to as much of the New Premises) as is reasonably practicable. For purposes of this Section 2(b), the “Tenant Construction Date” shall be the date that all conditions precedent to Tenant’s right to commence the performance of the Tenant Improvement Work shall have been satisfied (including, without limitation, Tenant having obtained the Permits described in Section 2.4 of the

Work Letter and provided Landlord with the certificates of insurance required by (A) the Lease (extending to the New Premises the coverage maintained by Tenant as to the Original Premises) and (B) the Work Letter), all in strict accordance with the terms and conditions of the Work Letter.

(c) Construction Period. From and after the Delivery Date, Tenant shall have the right to construct the Tenant Improvement Work. Tenant hereby agrees and acknowledges that portions of the Landlord Work described in Section 5 of the Work Letter, which shall not interfere with or delay the Tenant Improvement Work, may not be completed until after the Delivery Date, in which event Landlord and Tenant shall reasonably cooperate with each other in accordance with the terms and conditions of such Section 5 of the Work Letter. The period commencing on the Delivery Date, and expiring on the day immediately preceding the New Premises Commencement Date (as defined in Section 2(d) below), shall hereinafter sometimes be referred to as the “Construction Period.” During the Construction Period, Tenant shall not be obligated to pay New Premises Base Rent (as defined in Section 4(c) below) and/or Tenant’s Share of Direct Expenses with respect to the New Premises, but shall pay for any and all Utility Services (as defined in, and subject to the terms and conditions of, Section 6.1 of the Lease) relating to the New Premises (in addition to the Original Premises), and otherwise comply with all of the terms and conditions of the Lease and this First Amendment.

If Tenant completes the Tenant Improvement Work prior to the expiration of the Construction Period, Tenant shall have the right to occupy the New Premises without the payment of New Premises Base Rent and/or Tenant’s Share of Direct Expenses with respect to the New Premises, but shall continue to pay for any and all Utility Services relating to such New Premises (and shall continue to pay any and all amounts due and owing under the Lease with respect to the Original Premises), and otherwise be subject to all of the terms and conditions of the Lease (and this First Amendment). Notwithstanding anything to the contrary contained in the Lease and/or this First Amendment, if Tenant does not complete the Tenant Improvement Work until after the expiration of the Construction Period, the New Premises Commencement Date shall not be delayed as a result thereof, except to the extent of any Landlord Delay or Construction Force Majeure (as such terms are defined below).

If (and only to the extent that) Tenant fails to substantially complete the Tenant Improvement Work by the expiration of the Construction Period, the Construction Period shall be deemed to have been extended (and the New Premises Commencement Date and New Premises Expiration Date shall each be delayed) one (1) day for each day that Tenant is actually and reasonably prevented from substantially completing the Tenant Improvement Work by the expiration of the Construction Period as a direct result of (i) Landlord Delay or (ii) Construction Force Majeure (both as defined below). Landlord and Tenant hereby agree and acknowledge that the Construction Period (and New Premises Commencement Date) shall in no event be delayed as a result of the “Force Majeure” events described in Section 25.2 of the Lease, it being the intent of the parties that only Construction Force Majeure events described in the following sentence (to the extent applicable) shall result in any such delay. For purposes of this First Amendment, “Construction Force Majeure” shall mean: (A) industry-wide unavailability of materials (not due to Tenant special orders necessitated by the Tenant Improvement Work), strike or other labor troubles (not due to disputes between Tenant and its contractors, architect and/or other consultants, or any of them); or (B) casualty (not caused by Tenant and/or Tenant’s employees, agents, contractors, representatives, consultants and/or invitees), war, terrorist act, civil commotion or acts of God. Such Construction Force Majeure shall be deemed to have commenced on the first day of its occurrence; provided, however, that if Tenant does not provide Landlord with written notice within five (5) business days after Tenant’s actual knowledge of such occurrence, then such delay shall be deemed to have commenced on the day that Tenant delivers written notice thereof to Landlord. “Landlord Delay” shall mean: (1) Landlord’s failure to approve or disapprove any item(s) requiring Landlord’s approval within the specific time periods set forth in the Work Letter for the item(s) in question; or (2) subject to Tenant’s compliance with the Project’s construction rules and regulations and the Work Letter, and after taking into account the reasonable cooperation described in this Section 2(a) above (and Section 5 of the Work Letter) with respect to the Landlord Work, Landlord’s material interference with Tenant’s construction of the Tenant Improvement Work, which failure and/or material interference shall have continued for more than two (2) business days after Landlord’s receipt of written notice from Tenant setting forth (in reasonable detail) the cause of such claimed Landlord Delay. Such Landlord Delay shall be deemed to have commenced as of the expiration of such two (2) business day period.

(d) New Premises Lease Term. The term with respect to the New Premises shall be for a period of approximately ninety-six (96) months (“New Premises Lease Term”), commencing ninety (90) days following the Delivery Date (“New Premises Commencement Date”) (as such date may be extended as a result of Landlord Delay and/or Construction Force Majeure pursuant to the express terms and conditions of the last grammatical paragraph of Section 2(c) above) and expiring on the last day of the ninety-sixth (96th) full calendar month following such New Premises Commencement Date (“New Premises Expiration Date”), with the result that the term of the Lease is hereby extended for the period of time commencing one (1) day after the Original Premises Expiration Date (i.e., December 31, 2016) and expiring on the New Premises Expiration Date. Within thirty (30) days after the New Premises Commencement Date, or as soon thereafter as is reasonably practicable, Landlord shall deliver to Tenant a notice substantially in the form of Exhibit C, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within five (5) business days after receiving it, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception.

3. New Premises.

(a) Condition of New Premises. Tenant hereby agrees and acknowledges that (1) subject to the express terms and conditions of Section 12 below and (2) except as otherwise expressly provided in Section 1 of the Work Letter (with respect to the “Allowance” and “Additional Allowance” described therein) and Section 5 of the Work Letter (with respect to the “Landlord Work” described therein): (i) Landlord has no obligation to alter, improve or refurbish (and/or cause the alteration, improvement and/or refurbishment of) the New Premises and/or Project for Tenant’s use or benefit, and/or provide an allowance or any other amount for any such purpose; (ii) the New Premises and Project shall be accepted by Tenant in “as-is condition,” “with all faults,” and “without any representations or warranties;” (iii) Tenant hereby agrees and warrants that it has inspected the condition and configuration of the New Premises and the Project, and the suitability of the same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition and/or configuration of the New Premises or the Project or the suitability of the same for Tenant’s purposes; (iv) Tenant acknowledges that neither Landlord nor any agent (nor any employee) of Landlord has made any representations or warranties with respect to the New Premises or the Project and/or with respect to the suitability of either for the conduct of Tenant’s business; and (v) the taking of possession of the New Premises by Tenant shall conclusively establish that the New Premises were at such time in satisfactory condition.

(b) Certified Access Specialist Inspection. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the New Premises have not undergone inspection by a Certified Access Specialist (CASp) (as defined in California Civil Code Section 55.52) with respect to construction-related accessibility standards (pursuant to California Civil Code Section 55.53), or otherwise. To the fullest extent permitted by Law, Tenant hereby (A) waives and disclaims any objection to, cause of action based upon, or claim that its obligations under the Lease and/or this First Amendment should be reduced or limited as a result of, the lack of any such inspection, and (B) agrees and acknowledges that the lack of such inspection shall in no event modify, diminish, enlarge or otherwise affect the respective rights and obligations of the parties thereunder and/or hereunder.

(c) Energy Performance Disclosure Information. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the 50 Rio Robles Building pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively, the “Energy Disclosure Requirements”). Tenant hereby acknowledges prior receipt of the Data Verification Checklist, as defined in the Energy Disclosure Requirements (“Energy Disclosure Information”), and agrees that Landlord has timely complied in full with Landlord’s obligations under the Energy Disclosure Requirements. Tenant acknowledges and agrees that (i) Landlord makes no representation or warranty regarding the energy performance of the 50 Rio Robles Building or the accuracy or completeness of the Energy Disclosure Information, (ii) the Energy Disclosure Information is for the current occupancy and use of the 50 Rio Robles Building and that the energy performance of the 50 Rio Robles Building may vary depending on future occupancy and/or use of the 50 Rio Robles Building, and (iii) Landlord shall have no liability to Tenant for any errors or omissions in the Energy Disclosure Information. To Landlord’s actual knowledge, without the duty of inquiry or investigation, the Energy Disclosure Information is based upon the prior occupancy and use of the 50 Rio Robles Building and does not contain any intentional misrepresentation. If and to the extent not prohibited by any applicable Law, Tenant hereby waives any right Tenant may have to receive the Energy Disclosure Information, including, without limitation, any right Tenant may have to terminate the Lease (and/or this First Amendment) as a result of Landlord’s failure to disclose such information. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and/or liabilities relating to, arising out of and/or resulting from the Energy Disclosure Requirements, including, without limitation, any liabilities arising as a result of Landlord’s failure to disclose the Energy Disclosure Information to Tenant prior to the execution of this First Amendment. Tenant’s acknowledgment of the AS-IS condition and configuration of the New Premises pursuant to the terms and conditions of this First Amendment shall be deemed to include the energy performance of the 50 Rio Robles Building. Tenant further acknowledges that pursuant to the

Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the 50 Rio Robles Building and/or the Project (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure and (C) agrees to promptly provide Landlord such information as Landlord may reasonably request in connection with any such Tenant Energy Use Disclosure, and otherwise reasonably cooperate with Landlord in connection therewith. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 3(c) shall survive the expiration or earlier termination of the Lease (as amended by this First Amendment).

4. Base Rent and Additional Rent.

(a) Prior to the New Premises Commencement Date. During the period commencing with the Effective Date and expiring on the date that is one (1) day prior to the New Premises Commencement Date, Tenant shall continue to pay Base Rent and Additional Rent with respect to the Original Premises in accordance with the terms and conditions of the Lease.

(b) From and After the New Premises Commencement Date. From and after the New Premises Commencement Date, Tenant shall pay New Premises Base Rent, Direct Expenses, and any and all other Additional Rent payable with respect to the New Premises, including, without limitation, the Expenses, Taxes and Management Fee described in Article 4 of the Lease, at the same time and in the same manner as set forth in Article 3 of the Lease.

(c) New Premises Base Rent. From and after the New Premises Commencement Date, Tenant shall pay Base Rent with respect to the New Premises as follows (“New Premises Base Rent’’):

New Premises Lease Term Month	Annualized Base Rent	Monthly Installments
1 – 12	$521,314.56	$43,442.88
13 – 24	$536,352.48	$44,696.04
25 – 36	$802,022.40	$66,835.20
37 - 48	$826,083.00	$68,840.25
49 - 60	$850,865.52	$70,905.46
61 – 72	$876,391.56	$73,032.63
73 - 84	$902,683.32	$75,223.61
85 – 96	$929,763.84	$77,480.32

(d) Tenant’s Share. Tenant hereby agrees and acknowledges that, since Tenant shall lease the 50 Rio Robles Building in its entirety, the “Tenant’s Share,” as described in Section 6 of the Basic Lease Information, and as contemplated in Article 4 of the Lease, shall remain one hundred percent (100%) at all times during the New Premises Lease Term; provided, however, that, from and after the New Premises Commencement Date, Tenant’s share of the Project-wide Direct Expenses, as contemplated in sub-clause (b) of Section 4.3 of the Lease shall be 11.26% (and not 8.86%). For the period prior to the New Premises Commence Date, Tenant’s share of such Project-wide Direct Expenses (with respect to the Original Premises) shall remain eight and eighty-six one hundredths percent (8.86%). From and after the New Premises Commencement Date, Section 4.3 of the Original Lease shall be deemed deleted in its entirety and replaced with the following:

“Landlord, in its reasonable discretion, may equitably allocate Expenses and Taxes among office, retail or other portions or occupants of the Project If Landlord incurs Expenses or Taxes for the Property and/or Project together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Property and/or Project and such other property. In addition, if the Project contains more than one building, then, for purposes of calculating Tenant’s payments pursuant to Section 4.4 below, Expenses and Taxes shall mean (a) all Expenses and Taxes equitably allocable to the Building (e.g., repairs to the roof of the Building) (i.e., 100%), plus (b) a proportionate share of all Expenses and/or Taxes that relate to the Building together with other buildings in the Project (or to the Project in general) (e.g., landscaping) (such proportionate share based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project to which such Expenses and/or Taxes relate).”

(e) Inducements. From and after the New Premises Commencement Date, the terms “Inducements” and “Pre-Default Inducements” (as defined in Section 3.2 of the Lease) shall refer only to the Inducements and Pre-Default Inducements incurred by Landlord in connection with this First Amendment and the New Premises (which consist only of the Allowance, and, if applicable, the Additional Allowance, described in the Work Letter) and not any Inducements incurred by Landlord in connection with the original Lease.

5. New Premises Signage. On or before the New Premises Commencement Date, Tenant shall remove (or cause to be removed), at Tenant’s sole cost and expense, any and all Signage from the 30 Rio Robles Building, in accordance with, and subject to the terms and conditions of, Article 27 of the Lease; provided, however, that from and after the New Premises Commencement Date, (i) Tenant shall have the exclusive right to install and use (A) one (1) sign on any existing monument designated for the 50 Rio Robles Building (provided that Landlord (and its affiliates and/or property managers) shall be entitled to use a small portion (not to exceed the portion used for such purpose as of the Effective Date) of such monument, in Landlord’s reasonable discretion, for ownership and/or project branding purposes), and (B) one (1) sign on the exterior of the 50 Rio Robles Building (it being the intent of the parties that only Original Tenant (or a Permitted Signage Transferee) shall have the right to install signage on the 50 Rio Robles Building), both in accordance with, and subject to the terms and conditions of, Article 27 of the Lease (any such signage, as applicable, being individually or collectively referred to as the “New Premises Signage”) and (ii) any and all references in the Lease to the “Signage” described in Article 27 of the Lease shall be deemed to refer to any such New Premises Signage.

6. New Premises Parking. From and after the New Premises Commencement Date, the number of non-exclusive, unreserved parking spaces allocated to Tenant pursuant to the Lease shall be one hundred fifty-four (154) unreserved spaces (and not one hundred twenty- eight (128) unreserved spaces). Subject to Landlord’s prior written approval (including, without limitation, with respect to the specifications and specific location) thereof, and the terms and conditions of the Lease (as amended by this First Amendment), Tenant shall be entitled, at Tenant’s option, to (x) designate up to four (4) of such unreserved parking spaces as electric-car charging stations (in lieu of the five (5) visitor/guest parking spaces described in Section 9 of the Basic Lease Information set forth in the Lease), (y) install, in a good and workmanlike manner, in compliance with Law, and otherwise in accordance with the terms and conditions of the Lease, such electric-car charging equipment (which equipment shall in no event encompass more than four (4) parking spaces) as Tenant may reasonably deem necessary (collectively, the “Charging Station Equipment”), and (z) use such Charging Station Equipment during the New Premises Lease Term (provided that such Charging Station Equipment shall be for the sole use of Tenant’s employees and invitees (and only such employees and invitees)). Any and all such Charging Station Equipment installed by Tenant shall at all times be the property of Landlord, but shall be procured, installed, operated, maintained, repaired, replaced and insured, at Tenant’s sole cost and expense; provided, however, that Tenant shall be permitted to defray the cost of procuring and installing the Charging Station Equipment with the Allowance (and, if applicable, the Additional Allowance) in accordance with, and subject to the terms and conditions of, the Work Letter. Tenant’s use of such parking spaces shall otherwise remain subject to all of the terms and conditions of Section 9 of the Basic Lease Information set forth in the Lease, and Article 24 of the Lease.

7. Vacation and Surrender of Original Premises. Tenant shall have until the date that is ten (10) business days after the New Premises Commencement Date to complete the relocation of its operations from the Original Premises to the New Premises (such ten (10) business day period following the New Premises Commencement Date being the “Transition Period”). Landlord and Tenant hereby agree and acknowledge that the Lease shall remain in full force and effect with respect to the Original Premises until the expiration of the Transition Period; provided, however, that, during the Transition Period (and only during such Transition Period), Tenant shall not be obligated to pay Base Rent or Direct Expenses with respect to the Original Premises; provided, however, that Tenant shall continue to pay for any and all Utility Services relating thereto in accordance with Section 6.1 of the Lease.

Tenant shall vacate and surrender the Original Premises, at Tenant’s sole cost and expense, in “broom clean” condition, free of debris and free of all furniture, moveable equipment and other personal property belonging to Tenant, and otherwise in the condition existing as of the Effective Date of this First Amendment, it being the intent of the parties that Tenant shall not be obligated to remove (or restore any area(s) affected by) any Tenant Improvements relating to the 30 Rio Robles Building; provided, however, that Tenant shall (A) remain obligated to remove, in accordance with the terms and conditions of the Lease, any and all of Tenant’s personal property, Lines, Signage and Tenant’s Exterior Equipment and (B) otherwise comply with Section 15.2, Article 23, Article 27 and Article 30 of the Lease. The Lease shall be deemed to have terminated, but only as to the Original Premises, on the last day of the Transition Period, and neither party shall thereafter have any further rights or obligations under the Lease with respect to such Original Premises, it being the intent of the parties that all rights and obligations of Landlord and Tenant under the Lease with respect to the Original Premises shall be deemed to have ceased on the last day of the Transition Period; provided, however, that such termination of the Lease with respect to the Original Premises shall not release, waive or terminate (collectively, the “Original Premises Continuing Obligations”): (A) any of the respective obligations of Landlord or Tenant under the Lease relating to the Original Premises that expressly survive the expiration or earlier termination of the Lease and/or (B) any obligations of (1) Tenant under the Lease relating to the Original Premises which shall have accrued prior to the later of (a) the expiration of the Transition Period or (b) such date that Tenant shall have vacated and surrendered the Original Premises in accordance with the terms and conditions of the Lease (as amended by this First Amendment) or (2) Landlord under the Lease relating to the Original Premises which shall have accrued prior to the expiration of the Transition Period. If Tenant fails to so vacate and surrender the Original Premises on or before the expiration of the Transition Period (except to the extent Tenant is actually prevented from so vacating and surrendering by such date as a direct result of Landlord’s willful misconduct or material interference), Tenant shall be deemed to be holding over in the Original Premises without Landlord’s consent (unless Landlord shall have first expressly consented to such holding over in writing, in Landlord’s sole and absolute discretion), and Article 16 of the Lease shall govern with respect to such holding over on the part of Tenant; provided, however, that, solely for purposes of this Section 7, and only during the first ten (10) days of any such holding over on the part of Tenant, the reference to “150%” in such Article 16 shall be deemed to be a reference to “100%” (it being the intent of the parties that, from and after the eleventh (11th) day of any such holding over, the reference to “150%” shall be reinstated).

Prior to the end of the Transition Period, Tenant shall notify Landlord in writing of Tenant’s election to acquire (or not acquire) Landlord’s right, title and interest in and to the Existing Personal Property (or components thereof) pursuant to Article 29 of the Lease. In such event, Landlord shall transfer any Existing Personal Property (or components thereof) designated by Tenant in such written notice in accordance with, and subject to the terms and conditions of, Section 29.4 of the Lease.

8. Brokers; Indemnification. Each party represents and warrants to the other party that it has not had dealings in any manner with any real estate broker, finder or other person with respect to the relocation of Tenant’s premises under the Lease and/or the negotiation and execution of this First Amendment, except CBRE, Inc., on behalf of Landlord. Tenant and Landlord shall indemnify, defend and hold harmless the other from any and all damage, loss, liability and expense (including attorneys’ fees and related costs) arising out of or resulting from any claims for commissions or fees that may or have been asserted against Landlord or Tenant, respectively, by any broker, finder or other person with whom the indemnifying party has or purportedly has dealt in connection with its relocation to the New Premises and/or the negotiation and execution of this First Amendment. Landlord shall pay broker leasing commissions to CBRE, Inc. in connection with the negotiation and execution of this First Amendment pursuant to a separate agreement between Landlord and CBRE, Inc. Landlord and Tenant agree that Landlord shall not be obligated to pay any broker leasing commissions, consulting fees, finder fees or any other fees or commissions arising out of or relating to an extension of the New Premises Lease Term or to any expansion or relocation of the New Premises at any time. All indemnification, defense and hold harmless obligations of Tenant set forth in the Lease (as amended by this First Amendment) shall survive the expiration or earlier termination of the Lease.

9. Corporate Authority. Concurrently with the execution and delivery of this First Amendment, Tenant shall provide Landlord with written evidence satisfactory to Landlord that the individuals executing this First Amendment on behalf of Tenant are authorized to execute this First Amendment and bind Immersion Corporation, a Delaware corporation. Landlord hereby represents and warrants to Tenant that the individual(s) executing this First Amendment on behalf of the limited liability company constituting the Landlord is/are duly authorized to execute this First Amendment and bind Landlord.

10. Security Deposit. Landlord and Tenant hereby agree and acknowledge that (A) Landlord shall continue to hold the Security Deposit described in Section 8 of the Basic Lease Information set forth in the Lease (in the amount of One Hundred Thousand Dollars ($100,000.00)) and (B) the Adjustment Date shall remain January 1, 2016, all in accordance with, and subject to the terms and conditions of, Article 21 of the Lease.

11. Confidentiality. Tenant acknowledges and agrees that the terms of the Lease (as amended by this First Amendment) are confidential and constitute proprietary information of Landlord. Disclosure of such terms could adversely affect the ability of Landlord to negotiate other leases (and/or lease amendments) and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, members, shareholders, officers, directors, employees, agents, accountants, auditors and attorneys, shall not disclose, by public filings or otherwise, the terms and conditions of the Lease and/or this First Amendment (“Confidential Information”) to any third party (other than the following third parties, if (and solely to the extent that) such disclosure is necessary in connection with the conduct of Tenant’s business operations; provided, however, that, prior to any such disclosure, Tenant shall instruct any and all such third party(ies) in writing, for the benefit of Landlord, to comply with the terms and conditions of this Section 11 (and provide such parties with a copy of this Section 11): Tenant’s directors, officers, partners, employees, legal counsel, accountants, lenders, potential lenders, investors, potential investors, brokers, financial advisors and similar professionals and consultants), either directly or indirectly, without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion. The foregoing restriction shall not apply if Tenant is required to disclose the Confidential Information in response to a subpoena, regulatory, administrative or court order, or pursuant to any applicable law or regulation (it being the intent of the parties that Tenant shall have the right to disclose the terms of the Lease, as amended, to regulators and auditors (including the Securities and Exchange Commission) to the extent such disclosure is necessary to comply with any applicable law or regulation, administrative or court order; provided however, that, in such event, Tenant shall, before making any such disclosure (A) provide Landlord with prompt written notice of such required disclosure, (B) at no material cost to Tenant, take all reasonable steps to resist or narrow such requirement, including, without limitation, preparing and filing a request for confidential treatment of the Confidential Information and (C) if disclosure of the Confidential Information is required by subpoena or other regulatory, administrative or court order or for regulatory, auditor or legal compliance, Tenant shall provide Landlord with as much advance notice of the possibility of such disclosure as practical so that Landlord may attempt to stop such disclosure or obtain an order concerning such disclosure. The form and content of a request by Tenant for confidential treatment of the Confidential Information shall be provided to Landlord at least five (5) business days before its submission to the applicable governmental agency, or as soon thereafter as is reasonably practicable, and is subject to the prior written approval of Landlord (which approval shall not be unreasonably withheld). In addition, Tenant may disclose the terms of the Lease and/or this First Amendment to prospective assignees of the Lease and prospective subtenants under the Lease with whom Tenant is actively negotiating such an assignment or sublease.

12. New Premises Base Building; Delivery Date Non-Compliance. On the Delivery Date, the Base Building (as defined in Section 1.1.2 of the Lease) relating to the New Premises (collectively, the “New Premises Base Building”) shall be in good condition and repair. If it is determined that the New Premises Base Building (or any elements thereof) was/were not in good condition and repair as of the Delivery Date (which, for purposes of this Section 12, shall mean that, as of the Delivery Date, the New Premises Base Building (or any elements thereof) is/are either defective, malfunctioning or are otherwise not operating properly (e.g., water leakage relating to the windows and/or roof of the 50 Rio Robles Building), without regard to any Tenant Improvements and/or Tenant’s proposed use of the New Premises), Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole and exclusive remedy, Landlord, at no cost to Tenant, shall perform such work or take such other action as may be necessary to place the same in good condition and repair; provided, however, that, if Tenant does not give Landlord written notice of any deficiency in the New Premises Base Building (in reasonably-sufficient detail to substantiate that the New Premises Base Building (or any elements thereof) was/were not in good condition and repair as of the Delivery Date), within three hundred sixty (360) days following the Delivery Date (time being of the essence), the correction of any such deficiency(ies) shall be governed by the provisions of Article 7 of the Lease.

To the extent the Base Building (as defined in Section 1.1.2 of the Lease) (solely with respect to the 50 Rio Robles Building) (“50 Rio Robles Base Building”) fails to comply, as of the Delivery Date, with any Law applicable thereto, then, solely to the extent any work relating to such non-compliance (i) is necessary to allow normal and customary “R&D” use and reasonably safe access to employees and visitors and (ii) is/was required to be performed (or would have been required by a governmental entity or building inspector to be performed had such non-compliance been known) as of the Delivery Date, without regard to the Tenant Improvement Work and/or Tenant’s particular use of the 50 Rio Robles Building (collectively, “Delivery Date Non-Compliance”), irrespective of when such Delivery Date Non-Compliance is discovered, Tenant shall not be obligated to correct (or incur any cost or expense in connection with the correction of (including by way of deduction from the Allowance, and/or, if applicable, the Additional Allowance)) any such Delivery Date Non-Compliance, it being the intent of the parties that any such Delivery Date Non-Compliance shall be corrected by Landlord at its sole cost and expense (without right of reimbursement); provided, however, that Landlord may contest any Delivery Date Non-Compliance and/or alleged violation in good faith, including by applying for and obtaining a waiver or deferment of compliance, asserting any defense allowed by Law, and appealing any order or judgment to the extent permitted by Law; provided, however, that, after exhausting any rights to contest or appeal, Landlord shall perform any work necessary to comply with any final order or judgment. Notwithstanding the foregoing and/or anything else to the contrary set forth in the Lease and/or this First Amendment, Landlord shall not be required to perform (or cause to be performed) any code compliance work to the extent the same (i) is “triggered” by the Tenant Improvement Work (with respect to the 50 Rio Robles Building), Tenant’s particular use of the 50 Rio Robles Building and/or any other matter that is Tenant’s responsibility under Section 5.1 or 73 of the Lease, or any other provision hereof or thereof, or (ii) arises under any provision of the ADA other than Title III thereof.

13. OFAC. Tenant represents, warrants and covenants that neither Tenant nor, to the actual knowledge of Tenant (without duty of investigation or inquiry), any of its partners, officers, directors, members or shareholders: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001)(“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106- 120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

14. Option to Extend. Landlord and Tenant hereby agree and acknowledge that any and all provisions of the Lease granting (or purportedly granting) Tenant the right to extend or renew the term of the Lease (including, without limitation, Section 2.2 of the Lease) are hereby deleted in their entirety for all purposes of the Lease as of the Effective Date, it being the intent of the parties that any and all such extension and/or renewal rights are hereby expressly deemed null and void ab initio and of no further force or effect. Notwithstanding the preceding sentence, (x) Landlord hereby grants Tenant one (1) option to extend the initial New Premises Lease Term, (y) Section 2.2 of the Lease is hereby reinstated with respect to the New Premises Lease Term for such purpose, with the result that Tenant shall have one (1) option to extend the initial New Premises Lease Term, for a period of five (5) years, otherwise in accordance with, and subject to the terms and conditions of, such Section 2.2 of the Lease, as herein reinstated, and (z)

Section 2.2 of the Lease is hereby incorporated by reference into this First Amendment as though set forth in full herein; provided, however, that, for purposes hereof, Section 2.2 of the Lease is hereby modified, amended and supplemented as follows: (i) as and when the phrase “Term of this Lease” or “Term” appears in Section 2.2 of the Lease, such phrase shall be deemed to be “New Premises Lease Term;” (ii) as and when the phrase “Expiration Date” appears in Section 2.2 of the Lease, such phrase shall be deemed to be “New Premises Expiration Date;” (iii) Tenant shall exercise its Extension Option (if at all) only with respect to the entire New Premises; and (iv) the references to the “Premises” in Section 2.2 of the Lease shall be deemed to be references to the New Premises. Tenant shall have no right to extend the New Premises Lease Term, except as expressly provided in this Section 14 above.

15. Nullified and Modified Provisions. For all purposes of the Lease, the following provisions shall be deemed nullified, void and of no force or effect with respect to the New Premises: Article 29 of the Lease and Exhibit I attached to the Lease, it being agreed and acknowledged by Landlord and Tenant that no “Existing Personal Property” exists with respect to the New Premises. The phrase “Article 18 of this Lease,” as set forth in the first sentence of Article I.B.1 of Exhibit F to the Lease, is hereby deleted and replaced with the phrase “Article 17 of this Lease.”

The following sentence shall be deemed inserted at the end of Article 17 of the Lease (and incorporated into the Lease by this reference): “Notwithstanding the terms and conditions of this Article 17 above, Tenant’s agreement to subordinate this Lease to a future Security Agreement shall not be effective unless Landlord has provided Tenant with a commercially reasonable non-disturbance agreement from the Security Holder.”

For purposes of this First Amendment (and the New Premises), the first and second sentences of Article I.B.2 of Exhibit F attached to the Lease are hereby deleted in their entirety. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to obtain, on or before the Scheduled Delivery Date, or as soon thereafter as is reasonably practicable, from the Security Holder of the Existing Security Agreement, for the benefit of Tenant, a subordination, non-disturbance and attornment agreement, in the form and content attached as Exhibit D hereto. Except for using such commercially reasonable efforts, Landlord will be under no duty or obligation under the Lease (as amended) with respect to the Existing Security Agreement, nor will the failure or refusal of the Security Holder of any Existing Security Agreement to grant a non-disturbance agreement render Landlord liable to Tenant, or, subject to Tenant’s right to exercise the First Amendment Termination Right in accordance with, and subject to, the express terms and conditions of Section 2(a) above, affect the Lease and/or this First Amendment, in any manner.

16. Effect of Amendment. Except as modified in this First Amendment, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. The Recitals set forth above are true and correct and are incorporated by this reference into the body of this First Amendment as though set forth in full herein. In the event of any conflict between the terms and conditions of this First Amendment and the terms and conditions of the Lease, the terms and provisions of this First Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

LANDLORD:

BSREP RIO ROBLES LLC,
a Delaware limited liability company

By:
Its:	ASO

Printed Name:	Ashley Lawrence

TENANT:

IMMERSION CORPORATION,
a Delaware corporation

By:

Its:	President and CEO

Printed Name:	Victor Virgas

By:

Its:	CFO

Printed Name:	Paul Norris

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